UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 29, 2015

SCIENCE TO CONSUMERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-185928	33-1227949
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Faraday Str. 31, Leipzig, Germany	04159
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 49(0)1738264717

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

Effective December 29, 2015, we entered into an exclusive license agreement with Biomatrix Inc., a Delaware corporation, pursuant to which we obtained the exclusive rights to sell certain proprietary skincare products of Biomatrix by direct to consumer marketing and sales in the territories of China and Europe. In consideration for the marketing, sales and distribution services to be provided by our company, Biomatrix has agreed to supply product inventory at a rate not less favorable than that provided to any third party. Additionally, Biomatrix has agreed to transfer to our company 100% equity ownership of Biomatrix Inc., an Arizona corporation which holds all right and title to the product distribution rights acquired. In consideration of transfer of title and rights acquired, we agreed to issue to Biomatrix (Delaware) 2,000,000 restricted common shares in the capital stock of our company.

The initial term of the exclusive license agreement is for 5 years, subject to our company achieving minimum sales of $250,000 and $500,000 during the first and second years of the agreement, respectively. Thereafter, the term will automatically renew for successive 5 year periods provided that we achieve a minimum $500,000 in sales of the licensed products during each calendar year of the term, excluding the first year.

Closing of the transaction is subject to completion of due diligence and to the transfer of the Biomatrix, Arizona securities to our Company. Biomatrix Arizona will become our wholly owned subsidiary upon completion of the transaction.

Pursuant to the exclusive license agreement, we issued an aggregate of 2,000,000 common shares to one (1) person relying on the exemption from registration for “accredited investors” contained in Rule 506 of Regulation D of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits

10.1	Exclusive License Agreement dated December 16, 2015 between the Company and Biomatrix Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENCE TO CONSUMERS, INC.

/s/ Edwon Lam
Edwon Lam
Chief Executive Officer

Date: January 6, 2016